Exhibit 10.5
SYSCO CORPORATION
PERFORMANCE SHARE UNIT AGREEMENT

For Performance Period FY2026 – FY2028
Sysco Corporation (the “Company”) hereby agrees to award to you (the “Grantee”) performance-based Restricted Stock Units (“PSUs”) in accordance with and subject to the terms, conditions and restrictions of this Performance Share Unit Agreement, (the “Agreement”). Except as otherwise provided in Section 3 in the event of the Grantee’s death, the PSUs hereby awarded (the “Award”) shall be settled in the form of shares of stock with each PSU earned being settled for one (1) share of the Company’s Common Stock, USD 1.00 par value (“Stock”), but until such settlement, the Award will be denominated in PSUs. Any PSUs earned will be settled, and the corresponding shares of Stock will be issued to the Grantee, on the date set forth below (the “Payment Date”) if the terms and conditions described in this Agreement are satisfied. The number of PSUs subject to this Agreement is expressed as a Target Award, subject to modification based on actual performance. The number of PSUs subject to the Target Award and the date of grant (the “Grant Date”) is set forth in the records of the Company and has been communicated to the Grantee either: (1) directly to the Grantee by the Company; or (2) electronically by the Company through the website of a third party administrator engaged by the Company. This Award is made under the terms of the Sysco Corporation 2018 Omnibus Incentive Plan, as amended (the “Plan”), the terms of which are incorporated into this Agreement.

The Grantee must accept the Award in accordance with and subject to the terms and conditions of this Agreement and the Plan, acknowledge that he or she has read this Agreement and the Plan, and agrees to be bound by this Agreement, the Plan and the actions of the Committee. The Grantee shall indicate his or her acceptance of this Agreement, in the method directed by the Company. If he or she does not do so prior to 90 days from the Grant Date, then the Company may declare the Award null and void. Also, in the unfortunate event that death occurs before this Agreement has been accepted, this Award will be voided, which means the Award will terminate automatically and cannot be transferred to the Grantee’s heirs pursuant to the Grantee’s will or the laws of descent and distribution.

By accepting this Award, the Grantee confirms consent to the terms of the post-employment covenants communicated to the Grantee as a condition precedent to this Award, including the associated limitations on the Grantee’s behavior following termination of employment. The Grantee further acknowledges receipt of the Plan document and the Plan Prospectus.

The following dates and defined terms are applicable for this Award:

Performance Period	June 29, 2025 to July 1, 2028
Performance Certification Date	The date of the first Compensation and Leadership Development Committee meeting following the completion of final financial statements for the Performance Period.
Payment Date	As soon as administratively possible following the Performance Certification Date, currently anticipated to be September 1, 2028, but no later than September 30, 2028.

The performance criteria shown in Appendix B (“Performance Criteria”) must be met for any Stock to be issued pursuant to an Award under this Agreement. There may be different performance criteria for different business, geographic or other organizational units that is not shown on Appendix B. The performance criteria that apply originally shall be based on the business, geographic or other organizational unit in which a Grantee is employed on the date the Award is granted. Should the Grantee move to a different business, geographic or organizational unit, or to an Affiliated Company, during the Performance Period, proration or adjustments shall be made pursuant to guidelines established by the Company from time to time. The number of shares of Stock that may be issued on the Payment Date shall be determined based upon the Target Award and the schedule shown in Appendix B, subject to Sections 1 and 3, and in the case of transfer, to the above-mentioned guidelines.

TERMS AND CONDITIONS

(1)    General Conditions. This Award is in the form of PSUs that settle in Stock on the Payment Date, except as otherwise provided in Section 3 below in the event of the Grantee’s death. If the terms and conditions set forth in this Agreement are satisfied, the number of shares of Stock earned based on actual performance achieved will be calculated as of the Performance Certification Date and issued to the Grantee on the Payment Date. If these terms and conditions are not satisfied, the Award shall be forfeited. Capitalized terms in this Agreement refer to defined terms in the Plan, except as otherwise defined herein.

(a)    Continuous Employment. Except as provided in Section 3 or in Appendix A, the Stock shall be issued on the Payment Date only if the Grantee is continuously employed by the Company or a Subsidiary (the entity employing the Grantee being the “Employer”) from the Grant Date until the end of the Performance Period. For the avoidance of doubt, for purposes of this Agreement, the Grantee’s transfer of employment from the Company to a Subsidiary, from a Subsidiary to the Company or from one Subsidiary to another Subsidiary shall not constitute a termination of employment.
(b)    Performance Conditions. The Stock shall be issuable only if (and to the extent) that the Performance Criteria, set forth herein, are satisfied during the Performance Period. The Compensation and Leadership Development Committee of the Board (the “Committee”) shall certify whether, and to what extent, the Performance Criteria have been achieved with respect to the Performance Period. If actual performance does not meet the levels associated with the minimum performance necessary for any PSUs to be earned (“Threshold,” as set forth in Appendix B), no Stock shall be issued, and the Award shall be forfeited. If actual performance achieved exceeds the levels associated with maximum performance target(s) (“Maximum” as set forth in Appendix B), no additional PSUs may be earned over the Maximum. The resulting number of PSUs earned will be interpolated between threshold, target, and maximum performance levels corresponding to alternative performance levels specified in Appendix B.

(2)    Stock, Dividends and Voting Rights.

(a)    Issuance of Stock and Voting Rights. On the Payment Date, or as otherwise provided in Section 3 below in the event of the Grantee’s death, the number of shares of Stock equal to the number of PSUs earned based on the Performance Criteria shall be issued to the Grantee, provided all conditions are satisfied. Notwithstanding the foregoing, if the Grantee works or resides outside the United States, the Company may, in its sole discretion, settle the PSUs in the form of a cash payment to the extent settlement in shares of Stock: (i) is prohibited under local law; (ii) would require the Grantee, the Company or any of its Subsidiaries to obtain the approval of any governmental and/or regulatory body in the Grantee’s country; or (iii) is administratively burdensome. Alternatively, the Company may, in its sole discretion, settle the PSUs in shares of Stock but require the Grantee to sell such shares of Stock immediately or within a specified period following the Grantee’s termination of employment (in which case, by entering into this Agreement the Grantee shall give the Company the authority to issue sales instructions on the Grantee’s behalf). Prior to the Payment Date, the Grantee shall have no rights with respect to the shares of Stock, including, but not limited to rights to sell, assign, vote, exchange, transfer, pledge, hypothecate or otherwise dispose of the Stock. In addition, prior to the Payment Date, the Grantee shall not be entitled to receive dividends and shall not have any other rights with respect to the Stock.

(b)    Dividend Equivalents. Subject to Appendix A, to the extent the Grantee holds PSUs under this Award the Grantee will be credited with a dividend equivalent payment on each PSU upon the payment by the Company of any cash dividend on a share of Stock equal to the amount of such dividend per share of Stock, which dividend equivalent payment shall be payable in cash (or if elected by the Committee in its sole discretion, in Shares having a Fair Market Value as of the Performance Certification Date equal to the amount of such dividends) on the Payment Date to the extent the underlying PSUs are earned. If and to the extent any PSUs subject to this Award are forfeited, any related dividend equivalent payment shall also be forfeited and no dividend equivalent payment shall be paid in respect of that portion of the Award which is forfeited and is not earned based on the achievement of the Performance Criteria applicable to the Award or the failure to satisfy the conditions set forth in Section 1.

(3)    Employment Events. Subject to Appendix A, if Grantee’s employment with the Company terminates or is interrupted, or if Grantee’s status changes under the circumstances described below, Grantee’s rights with respect to the Award will be affected as provided in this Section 3. If Grantee’s employment with the Company is terminated prior to the end of the Performance Period for reasons other than those set forth below, the Award shall be forfeited.

Event	Following commencement of Performance Period and prior to the end of the Performance Period
Employment with the Employer terminates because of Disability (as defined in Section 14).
The Grantee shall be entitled to earn a number of PSUs subject to the Award as if active employment continued for the entire Performance Period, taking into account the actual performance of the Company for the Performance Period. After the Performance Criteria are certified, shares of Stock equal to the number of PSUs earned will be issued on the Payment Date.

Employment with the Employer terminates as a result of a Retirement in Good Standing (as defined in Section 14).
If the Grantee:
•Incurs a Retirement in Good Standing before the end of the first fiscal year of the Company since the start of the Performance Period, the Award is forfeited.
•Incurs a Retirement in Good Standing on or after the complete fiscal year of the Company from start of the Performance Period, such recipient shall be entitled to retain a prorated number of PSUs subject to the Award if such PSUs have been earned. The PSUs will be prorated based on the number of complete calendar months of employment during the Performance Period through the date of termination of employment.
After the Performance Criteria are certified, shares of Stock equal to the pro-rated number of PSUs earned will be issued on the Payment Date.

Employment with the Employer terminates because of death.
The Grantee’s estate shall be paid a cash amount equal to the value of the Target Award. The value shall be determined based on the closing price of the Stock on the date of the Grantee’s death and shall be paid as soon as administratively practicable within 75 days after the Grantee’s death.

Employment with the Employer involuntarily terminates, for reasons other than for Cause and meets the requirements of a Change in Control Termination (as defined in Section 14).	Award shall be treated as described in Section 4.2(h)(ii) of the Plan, with immediate vesting and performance-criteria deemed to have been met at Target performance levels.

Event	Following commencement of Performance Period and prior to the end of the Performance Period
Military leave or other leave to the extent required by applicable law	Employment is deemed to continue during the Performance Period. After the Performance Criteria are certified, shares of Stock equal to the number of PSUs earned will be issued on the Payment Date.
Unpaid leave of absence pursuant to published Company policy of 12 months or less (other than leaves described above) [1]
If less than a complete fiscal year of the Company has passed since the start of the Performance Period before the commencement of such an unpaid leave, the Grantee shall be entitled to retain a prorated number of PSUs subject to the Award. The PSUs earned with respect to such a Grantee will be prorated based on the number of complete calendar months of active employment during the Performance Period, divided by 36. After the Performance Criteria are certified, the shares of Stock equal to the pro-rated number of PSUs earned will be issued on the Payment Date.

1 In the case of other leaves of absence not specified above, including any leaves that extend beyond 12 months, the Grantee will be deemed to have terminated employment on the date that the leave commences (so that the Award will be forfeited as of such date), unless the Committee identifies a valid business interest in doing otherwise, in which case it may specify what provisions it deems appropriate at its sole discretion; provided that the Committee shall have no obligation to consider any such matters.

(4)    Responsibility for Taxes.

(a)    By accepting the Award and irrespective of any action taken by the Company or the Employer, the Grantee hereby acknowledges and agrees that the ultimate liability for all income tax, social insurance, social security, national insurance contributions, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), is and remains the responsibility of the Grantee or the Grantee’s estate (as applicable) and may exceed the amount actually withheld by the Company or the Employer. The Grantee acknowledges and understands that the requirements with respect to the Tax-Related Items may change from time to time as applicable laws or interpretations change.
(b)    Grantee authorizes the Company, the Employer, and their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items withholding obligations by one or a combination of the following:
(i)    withholding from the Grantees’ wages or other cash compensation paid to the Grantee by the Company and/or the Employer, or any other payment of any kind otherwise due to the Grantee by the Company and/or the Employer; or

(ii)    withholding from proceeds of the sale of shares of Stock acquired upon settlement of the Award, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization without further consent); or

(iii)     retention of or withholding in shares of Stock to be issued upon settlement of the Award having a Fair Market Value that is sufficient to satisfy the Tax-Related Items.

The Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including maximum applicable rates.

(c)    Notwithstanding the foregoing in Section 4(b) of the Agreement, the Company, the Employer or their respective agents, as applicable, intend to withhold shares of Stock to be issued upon settlement of the Award having a Fair Market Value that is sufficient to satisfy the Tax-Related Items, unless the Grantee pays the applicable withholding amount in cash prior to any relevant taxable or tax withholding event, in accordance with procedures established by the Company, the Employer or their respective agents, as applicable. Further, if the Grantee is subject to Section 16 of the Securities Exchange Act of 1934, as amended, pursuant to Rule 16a-2 promulgated thereunder, the Company will withhold in shares of Stock unless the use of such withholding method is problematic under applicable law or has materially adverse accounting or tax consequences, in which case, the withholding obligation may be satisfied by one or a combination of methods set forth in Section 4(b)(i) and (ii).

(d)    If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, the Grantee is deemed to have been issued the full amount of Stock subject to the Award, notwithstanding that an amount of Stock is retained solely for the purpose of paying the Tax-Related Items.
(e)    In addition, the Grantee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Stock or the proceeds of the sale of Stock, if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items.

(f)    The Grantee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Award, the issuance of Stock upon settlement of the Award, the subsequent sale of Stock acquired pursuant to such settlement and the receipt of any dividends and/or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee is subject to tax in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(5)    Plan Administration. The Award described in this Agreement has been granted subject to the terms of the Plan, and the shares deliverable to the Grantee in connection with an Award will be from the shares available for grant pursuant to the terms of the Plan. Any change, interpretation, determination or modification of this Agreement by the Committee shall be final and conclusive for all purposes and on all persons including the Company and the Grantee; provided, however, that with respect to any amendment or modification of the Plan which affects the Award made hereby, the Committee shall have determined that such amendment or modification is in the best interests of the Grantee of such Award. The Committee has the exclusive discretionary authority to make findings of fact, conclusions, and determinations regarding the interpretation of the Agreement or relevant Plan provisions or the administration of the Award (including but not limited to determining exchange rates for Award settlement), and will have the exclusive and final authority to determine all calculations of all Award amounts. The Committee has the exclusive authority to establish administrative procedures to implement the terms of the Award. Any such procedure will be conclusive and binding on Participant.

(6)    Post-Employment Covenants.
(a)    Notwithstanding any other term of the Agreement or any prior agreement to the contrary, in order to be eligible to earn any portion of the Award, the Grantee must have entered into an agreement containing restrictive covenants concerning limitations of the Grantee’s behavior both during employment and following termination of employment that is satisfactory to the Company or one of its Affiliated Companies. In the event the Grantee engages in any action that violates any such restrictive covenants at any time during the term of the Agreement, the Award shall be forfeited. The Grantee further agrees that to the extent permitted by applicable law, upon demand by the Company or one of its Affiliated Companies, the Grantee will forfeit, return or repay the Benefits and Proceeds (as defined below) in the event the Grantee breaches any post-employment covenant with the Company and/or any of its Subsidiaries.

(b)    For purposes of this Agreement, “Benefits and Proceeds” means:

(i)    to the extent the Grantee has received any Stock in satisfaction of this Award and the Grantee continues to hold those shares of Stock, the shares of Stock so acquired;

(ii)    to the extent the Grantee has received any Stock in satisfaction of this Award and no longer owns the shares of Stock so acquired, cash in an amount equal to the Fair Market Value of such shares of Stock on the date such payment is demanded by the Company (which, unless otherwise determined by the Committee, shall be equal to the closing sale price during regular trading hours of the shares of Stock as reported by the New York Stock Exchange on such date); and

(iii)    to the extent the Grantee has not received any Stock in satisfaction of this Award, all of the Grantee’s remaining rights, title or interest in the Award.

(c)    Upon reasonable request, the Grantee shall make himself or herself available to the Company to furnish full and truthful information concerning any event which took place during the Grantee’s employment and to furnish full and truthful consultations concerning any potential litigation.

(7)     Clawback. The Award shall be subject to the Company’s Incentive Payment Clawback Policy and the Company’s Executive Officer Incentive Payment Clawback Policy, as required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing applicable stock exchange listing standards or rules and regulations thereunder.

(8)    Right of Set-Off. The Grantee agrees that the Company may, to the extent determined by the Company to be permitted by applicable law and consistent with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), retain for itself funds otherwise payable to the Grantee pursuant to the Award or any award under any award program administered by the Company to offset: (a) any amounts paid by the Company to a third party pursuant to any award, judgment, or settlement of a complaint, arbitration, or lawsuit of which the Grantee was the subject; or (b) any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, or repayment obligations under any award agreement. The Company may not retain such funds and set-off such obligations or liabilities, as described above, until such time as they would otherwise be payable to the Grantee in accordance with the Award terms. Only after-tax amounts will be applied to set-off the Grantee’s obligations and liabilities and the Grantee will remain liable to pay any amounts that are not thereby satisfied in full.

(9)    Modification. If any of the terms of this Agreement may, in the opinion of the Company, conflict or be inconsistent with any applicable law or regulation of any governmental agency having jurisdiction, the Company reserves the right to modify this Agreement to be consistent with applicable laws or regulations. If all or any part or application of the provisions of this Agreement are held or determined to be invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between the Grantee and the Company, each and all of the other provisions of this Agreement shall remain in full force and effect. No change or modification of this Agreement shall be valid unless it is in writing and signed by the party against which enforcement is sought, except where specifically provided to the contrary herein. Neither the Committee nor the Company will be liable to the Grantee for any additional personal tax or other adverse consequences of any modifications to the Award.

(10)    Data Privacy. The Grantee hereby acknowledges, and to the extent that consent is required, the Grantee hereby consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement and any other Award materials by and among, as applicable, the Employer, the Company and any Affiliated Company for the purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Employer and the Company will be joint data controllers in relation to the Grantee’s personal data.

The Grantee understands that the Employer, the Company and any Affiliated Companies may hold certain personal information about the Grantee, including but not limited to his or her name, home address, email address, telephone number, date of birth, social security number, passport number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company and details of all Awards or any other entitlements to shares of Stock awarded, cancelled, vested, unvested, or outstanding in the Grantee’s favor (“Data”), for the purpose of implementing, administering or managing the Plan. Certain Data may also constitute “sensitive personal data” within the meaning of applicable local law. Such Data includes, but is not limited to, the information provided above and any changes thereto and other appropriate personal and financial data about the Grantee. The Grantee hereby provides explicit consent to the Company, the Employer and any Affiliated Companies to process any such Data to the extent it is necessary for the purposes of implementing, administering and managing the Grantee’s participation in the Plan.

The Grantee understands that Data will be transferred, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, to such equity plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., Canada, the United Kingdom, France or other location) may have data privacy laws and protections which provide standards of protection that are different to, or lower than, the standards provided by the data privacy laws in the Grantee’s country (e.g., the United States). The Grantee understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Grantee authorizes the Company, the Company’s equity service plan provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to or deletion of Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Grantee understands that he or she is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to grant the Grantee Awards or other equity awards or administer or maintain such awards. Therefore, the Grantee understands that refusing or withdrawing his or her consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.

Finally, upon request of the Company or the Employer, the Grantee agrees to provide an executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from the Grantee for the purposes of administering the Grantee’s participation in the Plan in compliance with the data privacy laws in the Grantee’s country, either now or in the future. The

Grantee understands and agrees that the Grantee will not be able to participate in the Plan if the Grantee fails to provide any such consent or agreement requested by the Company and/or the Employer.

(11)    Grantee Acknowledgements. In accepting the Award, the Grantee acknowledges, understands and agrees that to the maximum extent permitted by law:

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and the Company can amend, modify, suspend, cancel or terminate it at any time, to the extent permitted under the Plan and applicable law;
(b)    this Award and any other awards under the Plan are voluntary and occasional and do not create any contractual or other right to receive future awards or benefits in lieu of any awards, even if similar awards have been granted repeatedly in the past;
(c)    all determinations with respect to any future awards, including, but not limited to, the times when awards are made, the amount of Stock, and the performance and other conditions attached to the awards, will be at the sole discretion of the Company and/or the Committee;
(d)    participation in this Plan or program is voluntary;

(e)    this Award and the underlying Stock, and any income derived therefrom, are not paid in lieu of, and are not intended to replace, any pension rights or compensation and are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, life or accident insurance benefits, pension or retirement or welfare benefits or similar payments;

(f)    the Award and any shares of Stock acquired under the Plan are extraordinary, discretionary items that do not constitute compensation of any kind (and do not give a right of claim of any kind) for services of any kind rendered to the Company or its Affiliated Companies (including, as applicable, the Grantee’s Employer) and which are outside the scope of the Grantee’s employment contract, if any;
(g)    for the purposes of the Award, unless otherwise specified by the Company or any Subsidiary, the Grantee’s employment will be considered terminated as of the date the Grantee is no longer actively providing services to the Company or any Subsidiary (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, the Grantee’s right to earn any portion of the Award under the Plan, if any, will terminate as of such date and will not be extended by any notice period or period during which the Grantee is in receipt of pay in lieu of such notice or severance pay (e.g., the Grantee’s period of service would not include any contractual, statutory or common law notice period or period during which the Grantee is in receipt of pay in lieu of such notice or severance pay, or any period of “garden leave”, or similar period mandated under employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Grantee is no longer actively employed for purposes of the Award (including whether the Grantee may still be considered to be employed while on a leave of absence);
(h)    the future value of the underlying Stock is unknown, indeterminable and cannot be predicted with certainty;
(i)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the termination of the Grantee’s employment or other service relationship (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any), and in consideration of the grant of the Award to which the Grantee is otherwise not entitled, the Grantee irrevocably agrees never to institute any claim against the Company, the Employer or any Affiliated Company; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Grantee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.
(j)    the PSUs and the Grantee’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company, the Employer, any Subsidiary or any Affiliated Company and shall not interfere with the ability of the Company, the Employer, any Subsidiary or any Affiliated Company, as applicable, to terminate the Grantee’s employment or service relationship (if any). The right of the Company or the Employer to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved;

(k)    if the Grantee is providing services outside the United States, the Grantee acknowledges and agrees that neither the Company, the Employer nor any Affiliated Company shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the Award or of any amounts due to the Grantee pursuant to the settlement of the Award or the subsequent sale of any Stock acquired upon settlement; and

(l)    in the event of any conflict between communications to the Grantee by the Company of the terms of this Agreement or the records of any third-party administrator and the Plan, the Plan will control.

(12)    No Advice Regarding Grant. Neither the Company nor any Affiliated Company is providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale of the underlying Stock. The Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

(13)    Entire Agreement; Severability. The Plan and this Agreement set forth the entire understanding between the Grantee, the Employer, the Company, and any Affiliated Company regarding the acquisition of the Stock relating to this Award and supersedes all prior oral and written agreements pertaining to this Award. If all or any part or application of the provisions of this Agreement are held or determined to be invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between the Grantee and the Company, each and all of the other provisions of this Agreement shall remain in full force and effect.

(14)    Definitions. For purposes of this Agreement:
(a)    “Retirement in Good Standing” means:

(i)    in the United States and Canada, termination of employment either voluntarily or involuntarily, other than for Cause, after the date the Grantee: (A) reaches age 55 and the Grantee has 10 or more years of continuous service (i.e., without any termination of service) with the Company and its Subsidiaries on or before the Grantee’s date of termination; or (B) reaches age 65, regardless of years of service with the Company and its Subsidiaries; or in all other jurisdictions, retirement, as determined by the Committee in its sole discretion; and

(ii)    the Committee has approved that such termination will be treated as a Retirement in Good Standing.

(b)    “Disability” means:

(i)    in the United States, that the Grantee has been determined by the Social Security Administration to be totally disabled; and

(ii)     in all other jurisdictions, disability, as determined pursuant to the Employer’s long-term disability policy.

(c)    “Change in Control Termination” means the occurrence of both:

(i)     a Change in Control; and

(ii)     during the period commencing 12 months prior to the first occurrence of the Change in Control and ending 24 months after such Change in Control, the Company or one of its Subsidiaries involuntarily terminates the Grantee’s employment without Cause or the Grantee terminates employment for Good Reason.

(15)    Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Stock, the Company shall not be required to deliver any Stock issuable upon settlement of the Award prior to the completion of any registration or qualification of the Stock under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (the “SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Grantee understands that the Company is under no obligation to register or qualify the Stock with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Stock. Further, the Grantee agrees that the Company shall have unilateral authority to amend the Plan and the Agreement without the Grantee’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Stock.

(16)    Language. If the Grantee is resident in a country where English is not an official language, the Grantee acknowledges and agrees that it is his or her express intent that this Agreement and the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the PSUs be drawn up in English. Further, the Grantee acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of this Agreement and any documents related to the Plan or has had the ability to consult with an advisor who is sufficiently proficient in the English language. If the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(17)    Electronic Delivery and Acceptance. The Grantee consents and agrees to electronic delivery of any Plan documents, proxy materials, annual reports or other related documents, and to the electronic review, confirmation and acceptance procedures governing this Award. The Grantee consents and agrees that any such electronic procedures may be affected by a third party engaged by the Company to provide administrative services related to the Plan, including any program adopted under the Plan. The Grantee further agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Grantee acknowledges and agrees that the Company may provide personal information regarding the Grantee and any Award under the Plan, including, but not limited to this Award, to any third party engaged by the Company to provide administrative or brokerage services related to the Plan.

(18)    Waiver. The Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Grantee or any other Grantee.

(19)    Insider Trading Restrictions. By participating in the Plan, the Grantee agrees to comply with the Company’s policy on insider trading (to the extent that it is applicable to the Grantee). The Grantee further acknowledges that, depending on the Grantee’s or his or her broker’s country of residence or where the shares of Stock are listed, the Grantee may be subject to insider trading restrictions and/or market abuse laws which may affect the Grantee’s ability to accept, acquire, sell or otherwise dispose of shares of Stock, rights to shares of Stock (e.g., Awards) or rights linked to the value of shares of Stock, during such times the Grantee is considered to have “inside information” regarding the Company as defined by the laws or regulations in the Grantee’s country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Grantee places before he or she possessed inside information. Furthermore, the Grantee could be prohibited from (a) disclosing the inside information to any third party (other than on a “need to know” basis) and (b) “tipping” third parties or causing them otherwise to buy or sell securities. The Grantee understands that third parties may include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Grantee acknowledges that it is the Grantee’s responsibility to comply with any applicable restrictions, and that the Grantee should, therefore, consult with his or her personal legal advisor.

(20)    Exchange Control, Foreign Asset/Account and/or Tax Reporting. Depending upon the country to which laws the Grantee is subject, the Grantee may have certain foreign asset/account and/or tax reporting requirements that may affect his or her ability to acquire or hold shares of Stock under the Plan or cash received from participating in the Plan (including from any dividends or sale proceeds arising from the sale of shares of Stock) in a brokerage or bank account outside the Grantee’s country of residence. The Grantee’s country may require that the Grantee report such accounts, assets or transactions to the applicable authorities in his or her country. The Grantee also may be required to repatriate cash received from participating in the Plan to his or her country within a certain period of time after receipt. The Grantee is responsible for knowledge of and compliance with any such regulations and should speak with his or her personal tax, legal and financial advisors regarding same.

(21)    Mobility. If, during the course of the Grantee’s employment with the Company or any of its Subsidiaries or during the provision of services to the Company or any of its Subsidiaries, the Grantee relocates to another jurisdiction, the Company reserves the right to modify the terms of this Agreement and/or impose other requirements on the Grantee’s participation in the Plan, on the PSUs and on any shares of Stock acquired under the Plan, to the extent the Company or any of its Subsidiaries determine it is necessary or advisable to comply with local law, rules and/or regulations or to facilitate the operation and administration of the PSU and the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. The Grantee agrees to take any and all actions, and consents to any and all actions taken by the Company and its Subsidiaries, as may be required to allow the Company and its Subsidiaries to comply with local laws, rules and regulations in the Grantee’s country of residence (or employment, if different).

(22)    Section 409A. This Agreement, including the right to receive Stock upon achievement of the Performance Criteria and satisfaction of the conditions in Section 1, is intended to be exempt from the requirements of section 409A of the Code pursuant to the short-term deferral exemption thereunder, and this Agreement, including the right to receive Stock upon the achievement of the Performance Criteria and satisfaction of the conditions in Section 1, shall be interpreted on a basis consistent with such intent. Notwithstanding any provision in this Agreement to the contrary, if the Grantee is a “specified employee” (as defined in section 409A of the Code) and it is necessary to postpone the commencement of any payments otherwise payable under this Agreement to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the payment until five (5) days after the end of the six-month period following the Grantee’s “separation from service” (as defined under section 409A of the Code). If the Grantee dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Grantee’s estate within 60 days after the date of the Grantee’s death. The determination of who is a specified employee, including the number and identity of persons considered specified employees and the identification date, shall be made by the Committee in accordance with the provisions of sections 416(i) and 409A of the Code. In no event shall the Grantee, directly or indirectly, designate the calendar year of payment. Notwithstanding any provision in this Agreement to the contrary, in the event of a Change in Control Termination, if the Change in Control does not constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under section 409A of the Code and if required by section 409A of the Code, payment will be made on the date on which payment would have been made had there been no Change in Control. For purposes of section 409A of the Code, each payment under this Agreement shall be treated as a separate payment. This Agreement may be amended without the consent of the Grantee in any respect deemed by the Committee to be necessary in order to preserve compliance with section 409A of the Code or other applicable law.

(23)    Governing Law and Venue. This Award and this Agreement has been made in and shall be governed by, construed under and in accordance with the laws of the State of Texas, without regard to the conflict of law provisions, as provided in the Plan. Any and all disputes relating to, concerning or arising from this Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Award or this Agreement, shall be brought and heard exclusively in the United States District Court for the Southern District of Texas or Harris County, Texas, USA. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

SYSCO CORPORATION
PERFORMANCE SHARE UNIT AGREEMENT

APPENDIX A

    This Appendix A includes additional terms and conditions that govern the Award granted to the Grantee under the Plan if the Grantee resides or works in one of the countries listed below. If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently residing and/or working, is considered a resident of another country for local law purposes or if the Grantee transfers employment and/or residency between countries after the award date, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to the Grantee. Moreover, if the Grantee relocates to one of the countries listed below, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.
Certain capitalized terms used but not defined in this Appendix A have the same meanings set forth in the Plan and/or the Agreement, as applicable.
This Appendix A also includes information regarding securities, exchange control and certain other tax or legal issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of July 2025. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Grantee not rely on the information in this Appendix A as the only source of information relating to the consequences of the Grantee’s participation in the Plan because the information may be out of date when the Award vests, Stock are issued to the Grantee and/or the Grantee sells Stock acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation and the Company is not in a position to assure the Grantee of a particular result. Accordingly, the Grantee is advised to seek appropriate professional advice as to how the relevant laws in the Grantee’s country may apply to his or her situation. Furthermore, additional privacy laws may apply in the Grantee’s country.
Finally, if the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently residing and/or working, is considered a resident of another country for local law purposes or if the Grantee transfers employment and/or residency between countries after the award date, the information contained herein may not be applicable to the Grantee in the same manner.
EUROPEAN UNION (“EU”) / EUROPEAN ECONOMIC AREA (“EEA”) / UNITED KINGDOM (“UK”)
Data Privacy. If the Grantee resides and/or is employed in the EU/EEA/UK, Section 10 of the Agreement shall be replaced with the following:
The Company, being the applicable data controller, is located at 1390 Enclave Parkway, Houston, Texas 77077, U.S.A. and issues Awards under the Plan to employees of the Company and its Affiliated Companies in its sole discretion. The Grantee should review the following information about the Company’s data processing practices.
Definitions.
“Data Protection Laws” means all applicable data protection and privacy legislation in force from time to time in the EU and UK, including the EU GDPR; the UK GDPR; any laws or regulations ratifying, implementing, adopting, supplementing or replacing the UK GDPR, including the Data Protection Act 2018; the Privacy and Electronic Communications Directive 2002/58/EC (as amended by Directive 2009/136/EC)

and the Privacy and Electronic Communications Regulations 2003 (SI 2003 No. 2426); all other legislation and regulatory requirements in force from time to time which apply to a party relating to the use of Personal Data; and any mandatory guidance and codes of practice issued by the Information Commissioner’s Office and applicable to a party, in each case as amended, supplemented, replaced or superseded from time to time.
“Controller,” “Data Subject,” “Personal Data,” “Processing” and “Supervisory Authority” shall have the respective meanings given to them in the EU GDPR.
“EU GDPR” means the General Data Protection Regulation (EU) 2016/679.
“EU Non-Adequate Country” means a country which does not have an adequacy decision made in its favour by the European Commission pursuant to Data Protection Laws.
“EU SCCs” means the standard contractual clauses for the transfer of Personal Data from Controllers to Controllers established in third countries where the EU GDPR applies, pursuant to Regulation (EU) 2016/679 as set out in the Annex to the European Commission’s Implementing Decision (EU) 2021/914, or such alternative clauses as may be approved by the European Commission from time to time.
“UK Addendum” means where the UK GDPR applies, Version B1.0 of the Information Commissioner’s Office’s International Data Transfer Addendum to EU Commission Standard Contractual Clauses, or such alternative clauses as may be approved by the UK from time to time.
“UK GDPR” means the EU GDPR as incorporated into United Kingdom law by virtue of section 3 of the UK’s European Union (Withdrawal) Act 2018.
“UK Non-Adequate Country” means a country which does not have an adequacy decision made in its favour by the UK government pursuant to Data Protection Laws.
(a)Data Collection and Usage. Pursuant to applicable Data Protection Laws, the Grantee is hereby notified that the Company collects, processes and uses certain Personal Data about the Grantee for the purpose of implementing, administering and managing the Plan and generally administering equity awards; specifically, including the Grantee’s name, home address, email address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of Stock or directorships held in the Company, and details of all Awards or any entitlement to shares of Stock awarded, canceled, exercised, vested, or outstanding in the Grantee’s favor, which the Company receives from the Grantee or the Employer. In granting the Awards under the Plan, the Company will collect the Grantee’s Personal Data for purposes of allocating shares of Stock and implementing, administering and managing the Plan. The Company’s legal basis for the collection, processing and use of the Grantee’s Personal Data is that it is necessary for the performance of the Company’s contractual obligations under the Plan and performance of the Agreement. The Grantee’s refusal to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect the Grantee’s ability to participate in the Plan. As such, by participating in the Plan, the Grantee voluntarily acknowledges the collection, use, processing and transfer of the Grantee’s Personal Data as described herein. The Company shall implement appropriate technical and organizational security measures to protect the Grantee’s Personal Data.
(b)Stock Plan Administration Service Provider. The Company transfers Personal Data to Fidelity Stock Plan Services LLC an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. The Company shall ensure that this, and any subsequent, administrator contractually agree to comply with data protection obligations required under the Data Protection Laws to protect the Grantee’s Personal Data. In the future, the Company may select a different service provider and share the Grantee’s data with another company that serves in a similar manner. The Company’s service provider will open an account for the Grantee to receive and trade shares of Stock. The Grantee will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to the Grantee’s ability to participate in the Plan.

(c)International Data Transfers. The Company and its service providers are based in the United States. The Company can only meet its contractual obligations to the Grantee if the Grantee’s Personal Dat ais transferred to the United States. The Company’s legal basis for the transfer of the Grantee’s Personal Data to the United States is the performance of contractual obligations to the Grantee. The Company shall have in place such contractual transfer mechanism as may be required under the Data Protection Laws to govern this transfer. Specifically:
1.Where the Grantee’s Personal Data is transferred from the EU to the US, or other EU Non-Adequate Country, the Company shall comply with the EU SCCs.
2.Where the Grantee’s Personal Data is transferred from the UK to the US, or other UK Non-Adequate Country, the Company shall comply with the UK Addendum.
(d)Data Retention. The Company will use the Grantee’s Personal Data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and securities laws. When the Company no longer needs the Grantee’s Personal Data, the Company will remove it from its systems. If the Company keeps the Grantee’s data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.
(e)Data Subject Rights. The Grantee may have a number of rights under Data Protection Laws in the Grantee’s country of residence. For example, the Grantee’s rights may include the right to (i) request access or copies of Personal Data the Company processes, (ii) request rectification of incorrect or incomplete data, (iii) request deletion of data, (iv) place restrictions on or object to processing, (v) lodge complaints with the relevant Supervisory Authority in the Grantee’s country, and/or (vi) request a list with the names and addresses of all recipients of the Grantee’s Personal Data. To receive clarification regarding the Grantee’s rights or to exercise the Grantee’s rights, the Grantee should contact his or her local human resources department.
(f)Privacy Notice. Additional information regarding the Company’s data protection practices are set out in the Company’s Global Employee Data Protection Notice, which is available on the Company’s intranet.
BAHAMAS

There are no country-specific provisions.

CANADA
Stock, Dividends and Voting Rights. The following provisions shall supplement Section 2(a) of the Agreement:
Notwithstanding any provisions herein to the contrary, the PSUs shall be settled only in shares of Stock (and may not be settled in cash). Such shares of Stock shall be either newly issued shares of Stock or shares of Stock that have been reacquired by the Company in the open market.
The following provisions shall supplement Section 2(b) of the Agreement:
Notwithstanding any provisions herein to the contrary, Participants in Canada shall not be awarded, and shall not be eligible to receive, any dividend equivalents pursuant to Section 2(b) of this Agreement.

Withholding of Tax-Related Items. Notwithstanding Sections 4(b) and 4(c) of the Agreement, any applicable withholding obligation for Tax-Related Items shall not be satisfied by withholding shares of Stock that are to be issued upon settlement of the Award. Rather, any such withholding obligation shall be satisfied by one or more of the alternate means referred to in Section 4(b) of the Agreement.
Data Privacy. The following provision supplements Section 10 of the Agreement:
The Grantee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Grantee further authorizes the Company, any Subsidiary and any stock plan service provider that may be selected by the Company to assist with the Plan to disclose and discuss the Plan with their respective advisors. The Grantee further authorizes the Company and any Subsidiary to record such information and to keep such information in the Grantee’s employee file, subject to applicable periods in accordance with applicable law.
Grantee Acknowledgements. The following provision replaces Section 11(g) of the Agreement:
For purposes of the Award, the Grantee’s employment will be considered terminated as of the date the Grantee is no longer actually employed or otherwise rendering services to the Company or, if different, the Subsidiary to which the grantee provides services (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment or other laws or otherwise rendering services or the terms of the Grantee’s employment or other service agreement, if any). Unless otherwise extended by the Company, the Grantee’s right to vest in the Award, if any, will terminate effective as of such date (the “Termination Date”). The Termination Date will not be extended by any common law notice period. Notwithstanding the foregoing, however, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, the Grantee’s right to vest in the Award under the Agreement, if any, will be allowed to continue for that minimum notice period but then immediately terminate effective as of the last day of the Grantee’s minimum statutory notice period.
In the event the date the Grantee is no longer providing actual service cannot be reasonably determined under the terms of this Agreement and/or the Plan, the Company shall have the exclusive discretion to determine when the Grantee is no longer actively providing services for purposes of the Award (including whether the Grantee may still be considered to be providing services while on a leave of absence). Any portion of the Award that is not vested on the Termination Date shall terminate immediately and be null and void. Unless the applicable employment standards legislation specifically requires, in the Grantee’s case, the Grantee will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which the Grantee’s service relationship is terminated (as determined under this provision), nor will the Grantee be entitled to any compensation for lost vesting.
Language Consent. The following terms and conditions apply to the Grantees resident in Quebec:
The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Consentement relatif à la langue utilisée
Les parties reconnaissent avoir exigé que cette convention («Agreement») soit rédigée en anglais, ainsi que tous les documents, avis et procédures judiciaires, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente.
Securities Law Information
The Grantee is permitted to sell shares of Stock acquired through the Plan subject to certain restrictions on resale imposed by Canadian provincial and territorial securities laws, as applicable. In accordance with the Canadian provincial and territorial resale restrictions, shares of Stock acquired through the Plan, if represented in certificated form, shall carry a legend describing the applicable resale restrictions. The Grantee should consult his or her own personal legal advisor in this regard.
Foreign Asset/Account Reporting Information
Canadian residents are required to report any foreign property (e.g., shares of Stock acquired under the Plan and possibly unvested Awards) if the total cost of their foreign property exceeds a specified threshold at any time in the year. It is the Grantee’s responsibility to comply with these reporting obligations, and the Grantee should consult his or her own personal tax advisor in this regard.
Non-Qualified Securities

Considering PSUs are not eligible for the stock option deduction under paragraph 110(1)(d) of the Income Tax Act (Canada), written notice is hereby given that the shares of Stock to be issued upon settlement of the PSUs are non-qualified securities for the purposes of paragraph 110(1)(d) of the Income Tax Act (Canada).

COSTA RICA

There are no country-specific provisions.

FRANCE
PSUs Not Qualified
The PSUs are not granted under the French specific regime provided by Section L-225-197-1 and seq. or L. 22-10-59 and L. 22-10-60 of the French Commercial Code.
Language Consent
By accepting the French Award, the Grantee confirms having read and understood the documents relating to this grant (the Plan and the Agreement) which were provided in English language. The Grantee accepts the terms of those documents accordingly. The Grantee confirms that the Grantee has a good knowledge of the English language.
En acceptant l’Attribution, le Bénéficiaire confirme avoir lu et compris les documents relatifs à cette attribution (le Plan et ce Contrat) qui ont été fournis en langue anglaise. Le Bénéficiaire accepte les dispositions de ces documents en connaissance de cause. Etant précisé que le Titulaire a une bonne maîtrise de la langue anglaise.
Foreign Asset/Account Information
The Grantee may hold shares of Stock acquired upon vesting/settlement of the Award, any proceeds resulting from the sale of shares of Stock or any dividends paid on such shares outside of France, provided the Grantee declares all foreign bank and brokerage accounts (including any accounts that were opened or closed during the tax year) with his or her annual income tax return. Failure to complete this reporting may trigger penalties for the resident.
HONG KONG

Stock, Dividends and Voting Rights. The following provisions shall supplement Section 2 of the Agreement:
‘Notwithstanding any provisions herein to the contrary, the PSUs shall be settled only in shares of Stock (and may not be settled in cash).’

Lapse of Restrictions
If, for any reason, shares of Stock are issued to the Grantee within six months of the Grant Date, the Grantee agrees that he or she will not sell or otherwise dispose of any such shares of Stock prior to the six-month anniversary of the Grant Date.
Wages
The PSUs and shares of Stock subject to the PSUs do not form part of the Grantee’s wages for the purposes of calculating any statutory or contractual payments under Hong Kong law.
Securities Law
Warning: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. The Grantee is advised to exercise caution in relation to the offer. If the Grantee is in any doubt about any of the contents of this document, the Grantee should obtain independent professional advice. Neither the grant of the PSUs nor the settlement of the PSUs upon vesting constitutes a public offering of securities under Hong Kong law and is available only to employees of the Company and its Subsidiaries. This Agreement, the Plan and other incidental communication materials distributed in connection with the PSUs (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, and (ii) are intended only for the personal use of each eligible employee of the Company or its Subsidiaries and may not be distributed to any other person.

IRELAND

Definitions. The following provision shall be inserted as Section 14(b)(ii) of the Agreement (and current subsection (ii) shall be (iii)):

(ii)    in Ireland, (A) in respect of a Grantee that is an Employee, that such Grantee is on medically certified sick leave in accordance with any relevant policy in place within the Company or a Subsidiary and is deemed by the Company or a Subsidiary to have a “disability” for the purposes of the Employment Equality Acts 1998–2015; and (B) in respect of a Grantee that is not an Employee, that such Grantee is unable to perform the material and substantial duties that such Grantee was retained by the Company or a Subsidiary to perform and such inability arises due to sickness or injury.

PORTUGAL

There are no country-specific provisions.

SRI LANKA

Grantee Acknowledgements.

The following provision shall substitute Section 11(e) of the Agreement:

“this Award and the underlying Stock, and any income derived therefrom, are not paid in lieu of, and are not intended to replace, any pension rights or compensation and are not part of normal or expected compensation or salary or earnings or remuneration for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, dismissal, end of service payments, bonuses, cash value of food, meal allowance, cost of living allowance, holiday pay, long-service awards, life or accident insurance benefits, pension or retirement or welfare benefits or similar payments;”

The following provision shall substitute Section 11(j) of the Agreement:

“the PSUs and the Grantee’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company, the Employer, any

Subsidiary or any Affiliated Company and shall not interfere with the ability of the Company, the Employer, any Subsidiary or any Affiliated Company, as applicable, to terminate the Grantee’s employment or service relationship (if any).”

Exchange Control, Foreign Asset/Account and/or Tax Reporting. The following provision shall supplement Section 20 of the Agreement:

“As per the statutory requirements under the Foreign Exchange Act, No. 12 of 2017, of Sri Lanka, any dividend income and any proceeds from the sale of shares of Stock acquired upon settlement shall be brought into Sri Lanka by the Grantee through an Outward Investment Account or Personal Foreign Currency Account opened and maintained with a licensed commercial bank in Sri Lanka, within three months from the date of receipt.”

SWEDEN
Responsibility for Taxes. The following provision shall supplement Section 4 of the Agreement:
‘Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set for in Section 4 of the Agreement, in accepting the Award, the Grantee authorizes the Company to withhold shares of Stock or to sell shares of Stock otherwise deliverable to the Grantee upon settlement of the PSUs to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.’
UNITED KINGDOM
Stock, Dividends and Voting Rights. The following provision shall supplement Section 2(a) of the Agreement:
Notwithstanding any provisions herein to the contrary, the PSUs shall be settled only in shares of Stock (and may not be settled in cash). Such shares of Stock shall be either newly issued shares of Stock or shares of Stock that have been reacquired by the Company in the open market.
Responsibility for Taxes.
Notwithstanding Sections 4(b) and 4(c) of the Agreement, any applicable withholding obligation for Tax-Related Items shall not be satisfied by withholding shares of Stock that are to be issued upon settlement of the Award. Rather, any such withholding obligation shall be satisfied by one or more of the alternate means referred to in Section 4(b) of the Agreement.
Notwithstanding anything contrary in the Plan and Section 4 of the Agreement, in the case of national insurance contributions (“NICs”), the Employer may only withhold from the Grantee’s wages or cash compensation such amount as is permitted by the Social Security Contributions Regulations 2001 (SI 2001/1004).
The following provisions shall supplement Section 4 of the Agreement:
‘The Grantee hereby irrevocably agrees that the Company or the Employer (if different) may recover from the Grantee the whole or any part of any secondary class 1 employer NICs arising as a result of a taxable event attributable to the Award or the Grantee’s participation in the Plan (“Employer NICs”) to the extent permitted by applicable law and, at the request of the Company at any time before the vesting/settlement of the Award, the Grantee must elect, to the extent permitted by law, and using a form approved by HM Revenue and Customs (“HMRC”), that the whole or any part of the liability for such Employer NICs shall be transferred to the Grantee.
The Grantee hereby agrees that the Grantee is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or (if different) the Employer or by HMRC (or any other tax authority or any other relevant authority) or required by applicable law. The Grantee also hereby agrees to indemnify and keep indemnified the Company and (if different) the

Employer on an after tax basis against any Tax-Related Items that they are required (or reasonably consider they are required) to pay or withhold and account for on the Grantee’s behalf, or have paid or will pay, to HMRC (or any other tax authority or any other relevant authority). For purposes of this Agreement, Tax-Related Items include (without limitation) employment income tax, employee NICs and Employer NICs to the extent permitted by applicable law.
The amount of any income tax not collected within 90 days after the end of the U.K. tax year in which the event giving rise to the Tax-Related Items occurs may constitute an additional benefit to the Grantee on which additional income tax and NICs may be payable. The Grantee understands that the Grantee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company and/or the Employer for the value of any employee NICs due on this additional benefit, which may be recovered from the Grantee by the Company or the Employer pursuant to the indemnity above by any of the means referred to in Section 4 of the Agreement.
The Grantee irrevocably agrees to enter into a joint election under section 431(1) of ITEPA 2003 with its employer or former employer in respect of the Shares to be acquired pursuant to the Award.’
Definitions. The following provision shall be inserted as Section 14(d) of the Agreement:
“Grantee” means any Employee that is resident for tax purposes, or works, in the UK as at the Grant Date.
Securities Disclosure
This Agreement is not an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with the Plan]. The Plan and the Award are exclusively available in the UK to bona fide employees and former employees of the Company and any UK Subsidiary of the Company.

SYSCO CORPORATION
PERFORMANCE SHARE UNIT AGREEMENT

APPENDIX B

FY2026-FY2028 Performance Goals1

	Adjusted EPS Growth (37.5%)			ROIC Growth (37.5%)			Revenue Growth (25%)
Year	Threshold (50%)	Target (100%)	Maximum (200%)	Threshold (50%)	Target (100%)	Maximum (200%)	Threshold (50%)	Target (100%)	Maximum (200%)
FY26
FY27
FY28

Relative TSR Modifier 1

TSR Percentile Rank vs. S&P 500	Payout Modifier Applied to # of Target PSUs
≥75th	+25%
40th – 60th	No Modifier
≤25th	-25%

1 Results are interpolated between points.

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